                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429

                                    FORM F-3

                  CURRENT REPORT PURSUANT TO SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           FOR THE MONTH OF JUNE, 1996


                           FDIC CERTIFICATE NO. 32995



                              GRANVILLE UNITED BANK
                  (Exact name of bank as specified in Charter)

                              109 Hillsboro Street
                          Oxford, North Carolina 27565
                     (Address of Principal Executive Office)



              56-16343590                              (919) 693-9000
(IRS Employer Identification No.)                 (Bank's Telephone No.)



        SECURITIES REGISTERED PURSUANT TO SECTION 12 (b) OF THE ACT: NONE


          SECURITIES REGISTERED PURSUANT TO SECTION 12 (g) OF THE ACT:


                           Common Stock, $5 par value
                                (Title of Class)


                           430,000 Shares Outstanding

Item 12 - Other Materially Important Events

On June 7, 1996, Granville United Bank entered into a Merger Agreement with Triangle Bank and Triangle Bancorp, Inc., of Raleigh, North Carolina, whereby the shares of common stock of Granville United Bank would be exchanged for shares of common stock of Triangle Bancorp, Inc. As a result of the transaction, Granville United Bank branches will become branches of Triangle Bank, the wholly-owned subsidiary of Triangle Bancorp, Inc. Shareholders of Granville United Bank will receive 1.75 shares of Triangle Bancorp, Inc., common stock for each share of Granville United Bank, subject to adjustment as provided in the Merger Agreement. The transaction is subject to the execution of a definitive agreement among Granville United Bank, Triangle Bank and Triangle Bancorp, Inc., and appropriate federal and state regulatory authorities. Shareholders of Granville United Bank will be called to vote on the transaction at a special meeting of shareholders. It is anticipated the transaction will close during the fourth quarter of 1996.



Item 13 - Financial Statement and Exhibits

         (a)  Financial Statements.

               Not applicable.

         (b)  Exhibits.

               The following Exhibits are filed herewith.

            Exhibit No.                       Description of Exhibit

                 1                            Press Release dated June 10, 1996

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   GRANVILLE UNITED BANK
                                            (Bank)



Date:   June 18, 1996                By: (Signature of Billy N. Quick, Sr.)
                                          Billy N. Quick, Sr.
                                          President and
                                          Chief Executive Officer